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                                                                    EXHIBIT 10.3










                          COLLATERAL THERAPEUTICS, INC.

                       PREFERRED STOCK PURCHASE AGREEMENT



                               _________________

                                   May 7, 1996


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                                TABLE OF CONTENTS

                                                                            PAGE

      1.    Purchase and Sale of Stock.....................................  1
            1.1   Sale and Issuance of Preferred Stock.....................  1
            1.2   First Closing............................................  1
            1.3   Second Closing...........................................  1
            1.4   Delivery.................................................  1

      2.    Representations and Warranties of the Company..................  2
            2.1   Organization; Good Standing; Qualification...............  2
            2.2   Authorization............................................  2
            2.3   Valid Issuance of Preferred and Common Stock.............  2
            2.4   Governmental Consents....................................  3
            2.5   Capitalization and Voting Rights.........................  3
            2.6   Subsidiaries.............................................  4
            2.7   Contracts and Other Commitments..........................  4
            2.8   Related-Party Transactions...............................  4
            2.9   Registration Rights......................................  4
            2.10  Permits..................................................  4
            2.11  Compliance with Other Instruments........................  5
            2.12  Litigation...............................................  5
            2.13  Disclosure...............................................  5
            2.14  Offering.................................................  6
            2.15  Title to Property and Assets; Leases.....................  6
            2.16  Financial Statements.....................................  6
            2.17  Changes..................................................  6
            2.18  Patents and Trademarks...................................  7
            2.19  Proprietary Information and Inventions Agreements........  7
            2.20  Tax Returns, Payments, and Elections.....................  7
            2.21  Section 83(b) Elections..................................  7
            2.22  Minute Books.............................................  7
            2.23  Real Property Holding Corporation........................  7

      3.    Representations and Warranties of Investor.....................  7
            3.1   Authorization............................................  7
            3.2   Purchase Entirely for Own Account........................  8
            3.3   Reliance Upon Investors' Representations.................  8
            3.4   Receipt of Information...................................  8
            3.5   Investment Experience....................................  8
            3.6   Accredited Investor......................................  9
            3.7   Restricted Securities.................................... 10
            3.8   Legends.................................................. 10
            3.9   Public Sale.............................................. 10
            3.10  Non U.S. Persons......................................... 11


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      4.    Conditions of Investor's Obligations at Each Closing........... 11
            4.1   Representations and Warranties........................... 11
            4.2   Performance.............................................. 11
            4.3   Compliance Certificate................................... 11
            4.4   Qualifications........................................... 11
            4.5   Proceedings and Documents................................ 11
            4.6   Due Diligence............................................ 12
            4.7   Bylaws................................................... 12
            4.8   Board of Directors....................................... 12
            4.9   Opinion of Company Counsel............................... 12
            4.10  Rights Agreement......................................... 12
            4.11  Co-Sale Agreement........................................ 12
            4.12  Collaboration Agreement.................................. 12

      5.    Conditions of the Company's Obligations at Closing............. 12
            5.1   Representations and Warranties........................... 12
            5.2   Qualifications........................................... 12
            5.3   Co-Sale Agreements....................................... 12
            5.4   Collaboration Agreement.................................. 13

      6.    Miscellaneous.................................................. 13
            6.1   Entire Agreement......................................... 13
            6.2   Survival of Warranties................................... 13
            6.3   Successors and Assigns................................... 13
            6.4   Governing Law............................................ 13
            6.5   Counterparts............................................. 13
            6.6   Titles and Subtitles..................................... 13
            6.7   Notices.................................................. 13
            6.8   Finder's Fees............................................ 14
            6.9   Expenses................................................. 14
            6.10  Attorneys Fees........................................... 14
            6.11  Amendments and Waivers................................... 14
            6.12  Severability............................................. 14
            6.13  Corporate Securities Law................................. 14


Exhibit A  --  Amended and Restated Articles of Incorporation
Exhibit B  --  Holders of Common Stock

                                       ii


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                          COLLATERAL THERAPEUTICS, INC.
                       PREFERRED STOCK PURCHASE AGREEMENT

      THIS PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 7th day of May, 1996, by and between Collateral Therapeutics, Inc., a California corporation (the "Company"), and Schering Berlin Venture Corp., a Delaware corporation (the "Investor").

      THE PARTIES HEREBY AGREE AS FOLLOWS:

      1.    PURCHASE AND SALE OF STOCK.

            1.1   SALE AND ISSUANCE OF PREFERRED STOCK.

                  (a) The Company shall adopt and file with the Secretary of State of California on or before the First Closing (as defined below) an Amended and Restated Articles of Incorporation in the form attached hereto as EXHIBIT A (the "Restated Articles").

                  (b) Subject to the terms and conditions of this Agreement, the Investor agrees to purchase and the Company agrees to sell and issue to the
Investor: (i) 374,532 shares of the Company's Series A Preferred Stock at a price of $6.675 per share at the First Closing (as defined below); (ii) and 374,532 shares of the Company's Series B Preferred Stock at a price of $6.675 per share at the Second Closing (as defined below). (The Series A Preferred and Series B Preferred Stock shall hereinafter be referred to as "Preferred Stock.")

            1.2 FIRST CLOSING. The purchase and sale of the Series A Preferred Stock shall take place at the offices of Brobeck, Phleger & Harrison LLP, 550 West C Street, Suite 1200, San Diego, California, at 10:00 a.m., on May 7, 1996, or at such other time and place as the Company and the Investor shall mutually agree, either orally or in writing (which time and place are designated as the "First Closing").

            1.3 SECOND CLOSING. The purchase and sale of the Series B Preferred Stock shall take place within five (5) business days after there has been an Acceptance of a Qualified Gene by Schering AG, an Affiliate of Investor (as defined in that certain Collaboration, License and Royalty Agreement dated the date hereof by and between Schering AG and the Company, the "Collaboration Agreement") or such condition is waived by the Investor, at such place as the Company and the Investor shall mutually agree, either orally or in writing (which time shall be designated as the Second Closing"). (The First Closing and Second Closing may each be referred to as a "Closing.")

            1.4 DELIVERY. At each Closing, the Company shall deliver to the Investor a certificate representing the shares of Preferred Stock that the Investor is purchasing at such Closing against payment of the purchase price therefor by check or wire transfer.

      2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Investor that, except as set forth on a Schedule of Exceptions furnished Investor and special counsel for Investor, which exceptions shall be deemed to be representations and warranties as if made hereunder:

            2.1 ORGANIZATION; GOOD STANDING; QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement, that certain Investor Rights Agreement dated the date hereof in a form mutually agreed upon by the Company and the Investor (the "Rights Agreement") and that certain Co-Sale Agreement dated the date hereof in a form mutually agreed upon by the Company, the Investor and the shareholders listed under the heading "Founders" (the "Founders") on EXHIBIT B hereto (the "Co-Sale Agreement"), to issue and sell the Preferred Stock and the Common Stock issuable upon conversion thereof, and to carry out the provisions of this Agreement, the Rights Agreement, the Co-Sale Agreement and the Restated Articles. The Company is not qualified to do business as a foreign corporation in any jurisdiction and such qualification is not now required.

            2.2 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Rights Agreement and the Co-Sale Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, issuance (or reservation for issuance), sale, and delivery of the Preferred Stock being sold hereunder and the Common Stock issuable upon conversion thereof has been taken or will be taken prior to the First Closing, and this Agreement, the Rights Agreement and the Co-Sale Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities law.

            2.3 VALID ISSUANCE OF PREFERRED AND COMMON STOCK. The Preferred Stock that is being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Rights Agreement, the Co-Sale Agreement and the Company's Bylaws and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Rights Agreement, the Co-Sale Agreement and the Company's Bylaws and under applicable state and federal securities laws.

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            2.4 GOVERNMENTAL CONSENTS. No consent, approval, qualification, order or authorization of, or filing with, any local, state or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery or performance of this Agreement, the offer, sale or issuance of the Preferred Stock by the Company or the issuance of Common Stock upon conversion of the Preferred Stock, except (i) the filing of the Restated Articles with the Secretary of State of the State of California and
(ii) such filings as have been made prior to the First Closing, except that such post-closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

            2.5 CAPITALIZATION AND VOTING RIGHTS. The authorized capital of the Company consists, or will consist prior to the First Closing, of:

            (a) PREFERRED STOCK. 749,064 shares of Preferred Stock, no par value, of which 374,532 shares have been designated Series A Preferred Stock and 374,532 shares have been designated Series B Preferred Stock, up to all of which will be sold pursuant to this Agreement. The rights, privileges and preferences of the Preferred Stock will be as stated in the Restated Articles.

            (b) COMMON STOCK. 10,000,000 shares of common stock ("Common Stock"), no par value, of which 2,853,500 shares are issued and outstanding.

            (c) The outstanding shares of Common Stock are owned by the shareholders and in the numbers specified in EXHIBIT B hereto.

            (d) The outstanding shares of Common Stock have been issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act") and any relevant state securities laws or pursuant to valid exemptions therefrom.

            (e) Except for (i) the conversion privileges of the Preferred Stock,
(ii) the rights provided in Sections 2.3 and 3.2 of the Rights Agreement, and
(iii) the rights provided in the Co-Sale Agreement and (iv) currently outstanding options to purchase 146,500 shares of Common Stock, there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. In addition to the previously mentioned options, the Company has reserved an additional 562,359 shares of its Common Stock for restricted stock purchases or for purchases upon exercise of options to be granted in the future. The Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

            2.6 SUBSIDIARIES. The Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

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            2.7 CONTRACTS AND OTHER COMMITMENTS. The Company does not have any contract, agreement, lease, commitment or proposed transaction, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $50,000, and do not extend for more than one (1) year beyond the date hereof, (ii) sales contracts entered into in the ordinary course of business, and (iii) contracts terminable at will by the Company on no more than thirty (30) days notice without cost or liability to the Company and that do not involve any employment or consulting arrangement and are not material to the conduct of the Company's business. For the purpose of this paragraph, employment and consulting contracts and contracts with labor unions, and license agreements and any other agreements relating to the acquisition or disposition of the Company's technology, shall not be considered to be contracts entered into in the ordinary course of business.

            2.8 RELATED-PARTY TRANSACTIONS. No employee, officer or director of the Company or member of his or her immediate family thereof is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. To the best of the Company's knowledge, no officer or director or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company.

            2.9 REGISTRATION RIGHTS. Except as provided in the Rights Agreement, the Company is not obligated to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

            2.10 PERMITS. The Company has all governmental franchises, governmental permits, governmental licenses and any similar governmental authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such governmental franchises, governmental permits, governmental licenses or other similar governmental authority.

            2.11 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default in any material respect of any provision of its Restated Articles or Bylaws or in any material respect of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company. The execution, delivery and performance by the Company of this Agreement, the Rights Agreement and the Co-Sale Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

            2.12 LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement, the Rights Agreement or the Co-Sale Agreement or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business properties, prospects or financial condition of the Company, or in any material change in the current equity ownership of the Company. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or currently threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business. The Company is not a party to, or to the best of its knowledge, named in any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by the Company currently pending or that the Company currently intends to initiate.

            2.13 DISCLOSURE. The Company has provided Investor with all the information reasonably available to it without undue expense that Investor has requested for deciding whether to purchase the Preferred Stock and all information which the Company believes is reasonably necessary to enable Investor to make such decision. To the best of the Company's knowledge after reasonable investigation, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

            2.14 OFFERING. Subject in part to the truth and accuracy of each Investor's representations set forth in this Agreement, the offer, sale and issuance of the Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

            2.15 TITLE TO PROPERTY AND ASSETS; LEASES. Except (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or
(iv) for minor defects in title, none of which, individually or in the aggregate materially interferes with the use of such property, the Company owns its tangible property and tangible assets free and clear of all mortgages, liens, claims and encumbrances.

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With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (a)-(d) above.

            2.16 FINANCIAL STATEMENTS. The Company has delivered to the Investor its audited financial statements (balance sheet and profit and loss statement, statement of shareholders' equity and statement of changes in financial position including notes thereto) at December 31, 1995 and for the fiscal year then ended and its unaudited financial statements (balance sheet and profit and loss statement including notes thereto) as at and for the two-month period ended February 29, 1996 (the "Financial Statements"). The Financial Statements have been prepared in accordance with general accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to February 29, 1996 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor on any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

            2.17 CHANGES. To the best of the Company's knowledge, since February 29, 1996, there has not been any event or condition of any type that has materially and adversely affected the business, properties, prospects or financial condition of the Company.

            2.18 PATENTS AND TRADEMARKS. The Company hereby confirms the representations and warranties made to Schering AG in Sections 12.1(f), (g) and
(h) of the Collaboration Agreement.

            2.19 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. Each employee and officer of the Company has executed a Proprietary Information and Inventions Agreement substantially in the form or forms that have been delivered to special counsel for the Investors.

            2.20 TAX RETURNS, PAYMENTS, AND ELECTIONS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as an S corporation or a collapsible corporation pursuant to Section 341(f) of Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the business, properties, prospects or financial condition of the Company.

            2.21 SECTION 83(B) ELECTIONS. To the best of the Company's knowledge, all individuals who have purchased shares of the Company's Common Stock have timely filed elections under Section 83(b) of the Internal Revenue Code and any analogous provisions of applicable state tax laws.

            2.22 MINUTE BOOKS. The copy of the minute books of the Company provided to Investor's special counsel contain minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the time of incorporation and reflect all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

            2.23 REAL PROPERTY HOLDING CORPORATION. The Company is not a real property holding corporation within the meaning of Internal Revenue Code
Section 897(c)(2) and any regulations promulgated thereunder.

      3. REPRESENTATIONS AND WARRANTIES OF INVESTOR. Investor hereby represents and warrants that:

            3.1 AUTHORIZATION. Investor represents that it has full power and authority to enter into this Agreement and that this Agreement constitutes a valid and legally binding obligation of Investor.

            3.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Preferred Stock to be purchased by Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

            3.3 RELIANCE UPON INVESTORS' REPRESENTATIONS. Investor understands that the Preferred Stock is not, and any Common Stock acquired on conversion thereof at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on Investor's representations set forth herein. Investor realizes that the basis for the exemption may not be present if, notwithstanding such representations,

Investor has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Investor has no such intention.

            3.4 RECEIPT OF INFORMATION. Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Preferred Stock. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Preferred Stock and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Investor to rely thereon.

            3.5 INVESTMENT EXPERIENCE. Investor represents that it is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Stock. Investor also represents it has not been organized for the purpose of acquiring the Preferred Stock.

            3.6   ACCREDITED INVESTOR.

                  (a) The term "Accredited Investor" as used herein refers to a person or entity who:

                        (1)   is a director or executive officer of the

      Company; or

                        (2) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; insurance company as defined in section 2(13) of the Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or
      (d) of the Small Business Investment Act of 1958; employee benefit Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

                        (3) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

                        (4) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                        (5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

                        (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

                        (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment; or

                        (8) Any entity in which all of the equity owners are accredited investors.

            (b) Investor further represents to the Company that except as otherwise disclosed to the Company, in writing, prior to its execution hereof, Investor is an Accredited Investor and that the capital contribution of the Investor does not exceed 10% of the Investor's net worth.

            3.7 RESTRICTED SECURITIES. Investor understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In particular, Investor is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.

            3.8 LEGENDS. To the extent applicable, each certificate or other document evidencing any of the Securities shall be endorsed with the legends set forth below, and Investor covenants that, except to the extent such restrictions are waived by the Company, Investor shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

                  (a)   "THE SHARES REPRESENTED HEREBY HAVE NOT
                        BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

                  (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

            3.9 PUBLIC SALE. Investor agrees not to make, without the prior written consent of the Company, any public offering or sale of the Securities, or any Common Stock issued upon the conversion thereof, although permitted to do so pursuant to Rule 144(k) promulgated under the Securities Act, until the earlier of (i) the date on which the Company effects its initial registered public offering pursuant to the Securities Act or (ii) the date on which it becomes a registered company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or (iii) five years after the Closing of the sale of such Stock to Investor by the Company.

            3.10 NON U.S. PERSONS. If Investor is not a U.S. Person, Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the shares of Preferred Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents which may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Investor's subscription and payment for, and its continued beneficial ownership of the Securities will not violate any applicable securities or other laws of its jurisdiction.

      4. CONDITIONS OF INVESTOR'S OBLIGATIONS AT EACH CLOSING. The obligations of Investor under subparagraph 1.1(b) of this Agreement are subject to the fulfillment on or before the applicable Closing of each of the following conditions:

            4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except, with respect to the Second Closing, as otherwise set forth on an updated Schedule of Exceptions.

            4.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

            4.3 COMPLIANCE CERTIFICATE. The President of the Company shall deliver to Investor at each Closing a certificate certifying that the conditions specified in paragraphs 4.1, 4.2, 4.4, 4.7, 4.8, 4.10 and 4.11 have been fulfilled.

            4.4 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of each Closing.

            4.5 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor's special counsel, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

            4.6 DUE DILIGENCE. Investor shall have completed its due diligence of the Company, to its reasonable satisfaction.

            4.7 BYLAWS. Article III, Section 2 of the Bylaws of the Company shall be amended to provide that the exact number of directors of the Company presently authorized shall be eight (8).

            4.8 BOARD OF DIRECTORS. Upon the request of the Investor, the Company shall cause one person chosen by the Investor to be elected to the Board of Directors of the Company.

            4.9 OPINION OF COMPANY COUNSEL. Investor shall have received from Brobeck, Phleger & Harrison LLP, counsel for the Company, an opinion, dated the date of each Closing, in form and substance satisfactory to special counsel to the Investor.

            4.10 RIGHTS AGREEMENT. The Company and Investor shall have entered into the Rights Agreement.

            4.11 CO-SALE AGREEMENT. The Company, Investor and each Founder shall each have entered into a Co-Sale Agreement in a form mutually agreed upon by those parties.

            4.12 COLLABORATION AGREEMENT. The Company and Schering AG shall have entered into a Collaboration Agreement a form mutually agreed upon by those parties.

      5. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the applicable Closing of each of the following conditions by Investor:

            5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Investor contained in Section 3 shall be true on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

            5.2 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be duly obtained and effective as of each Closing.

            5.3 CO-SALE AGREEMENTS. The Company, Investor and each Founder shall each have entered into a Co-Sale Agreement in a form mutually agreed upon by those parties.

            5.4 COLLABORATION AGREEMENT. The Company and Schering AG shall have entered into a Collaboration Agreement in a form mutually agreed upon by those parties.

      6.    MISCELLANEOUS.

            6.1 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

            6.2 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, the First Closing and the Second Closing.

            6.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            6.4 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

            6.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            6.6 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            6.7 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand or professional courier service or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

            6.8 FINDER'S FEES. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction.

                  Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, partners, employees, or representatives is responsible.

                  The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

            6.9 EXPENSES. Irrespective of whether the Closings are effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

            6.10 ATTORNEYS FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Rights Agreement, the Co-Sale Agreement or the Restated Articles, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            6.11 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of more than 50% of the Common Stock (that has not been sold to the public) issued or issuable upon conversion of the Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

            6.12 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            6.13 CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    COLLATERAL THERAPEUTICS, INC.

                                    By:   /s/ Jack Reich
                                          ----------------------------------
                                          Jack Reich, President

                              Address:    9360 Towne Center Drive
                                          San Diego, California  92121

                                    SCHERING BERLIN VENTURE CORP.

                                    By:   /s/ Illegible
                                          ----------------------------------
                                    Its:  TREASURER

                              Address:    110 E. HANOVER AVE
                                          CEDAR KNOLLS, N.J. 07927







            [SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

                                    EXHIBIT A

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                        OF COLLATERAL THERAPEUTICS, INC.,
                            a California Corporation

      The undersigned Jack Reich and Christopher J. Reinhard hereby certify that:

      ONE:   They are the duly elected and acting President and Secretary, respectively, of said corporation.

      TWO:   The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

            The name of this corporation is Collateral Therapeutics, Inc.

                                   ARTICLE II

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

      A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Ten Million Seven Hundred Forty-Nine Thousand Sixty-Four (10,749,064) shares. Ten Million (10,000,000) shares shall be Common Stock and Seven Hundred Forty-Nine Thousand Sixty-Four (749,064) shares shall be Preferred Stock. The Preferred Stock authorized by these Restated Articles of Incorporation shall be issued by series as set forth herein. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Three Hundred Seventy-Four Thousand Five Hundred Thirty-Two (374,532) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Three Hundred Seventy- Four Thousand Five Hundred Thirty-Two (374,532) shares.

      B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article III(B).

            1. DIVIDEND PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, pro-rata and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.334 per share per annum when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

            2.    LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, pro-rata and prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, (i) with respect to the Series A Preferred Stock, an amount per share equal to the sum of (A) $6.675 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (B) an amount equal to the sum of (I) five percent (5%) return on the Original Series A Issue Price, compounded annually from the Series A Purchase Date (as defined herein) through the date of liquidation, dissolution or winding up of this corporation and (II) declared but unpaid dividends on each share and (ii) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (A) $6.675 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and (B) an amount equal to the sum of (I) five percent (5%) return on the Original Series B Issue Price, compounded annually from the Series B Purchase Date (as defined herein) through the date of liquidation, dissolution or winding up of this corporation and (II) declared but unpaid dividends on each share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Pre- ferred Stock and Series B Preferred Stock in proportion to the amount of such stock owned by each such holder.

                  (b) After the distributions described in subsection (a) above have been paid, subject to the rights of series of Preferred Stock which may from time to time come into existence, the remaining funds and assets of the corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                  (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation; UNLESS the corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

                  (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                        (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                              (1)   If traded on a securities exchange or
through Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                              (2)   If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                              (3)   If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                        (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                  (iii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

                        (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                        (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

                  (iv) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

            3. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to the Series A Preferred Stock, by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion and, with respect to the Series B Preferred Stock, by dividing the Original Series B Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 3(d). The initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price as adjusted prior to issuance as set forth in subsection 3(d)(i)(B); provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to further adjustment as set forth in subsequent subsections of subsection 3(d).

                  (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 3(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the aggregate net proceeds to the corporation of which were not less than $10,000,000 (provided the corporation has a fully-diluted valuation prior to such offering of at least $25,000,000) or (ii) the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Preferred Stock.

                  (c) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                  (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series A Preferred Stock and Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i)   (A)   If the corporation shall issue, after the
date upon which any shares of Series A Preferred Stock were first issued (the "Series A Purchase Date") and prior to the date four (4) months following the Series A Purchase Date (the "Series A Ratchet Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock. The period of time from the Series A Purchase Date through the Series A Ratchet Date shall be known as the "Series A Ratchet Period."

                              (B)   If the corporation shall issue, after the
Series A Purchase Date and prior to the date upon which any shares of Series B Preferred Stock were first issued (the "Series B Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the initial Conversion Price for Series B Preferred Stock, the initial Conversion Price for such Series B Preferred Stock shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock.

                              (C)   If the corporation shall issue, after the
Series A Ratchet Date (with respect to the Series A Preferred Stock) or after the Series B Purchase Date (with respect to the Series B Preferred Stock), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

                              (D)   No adjustment of the Conversion Price for
the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (G)(3) and (G)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                              (E)   In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                              (F)   In the case of the issuance of the Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                              (G)   In the case of the issuance (whether
before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

                                    (1)   The aggregate maximum number of
            shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(E) and (d)(i)(F)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                    (2)  The aggregate maximum number of
            shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(E) and (d)(i)(F)).

                                    (3)   In the event of any change in the
            number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock or Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                    (4)   Upon the expiration of any such
            options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock or Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                    (5)   The number of shares of Common
            Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(G)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(G)(3) or (4).

                        (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(G)) by this corporation after the Purchase Date other than:

                              (A)   Common Stock issued pursuant to a
            transaction described in subsection 3(d)(iii) hereof: or

                              (B) shares of Common Stock issuable or issued to
            employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation at any time when the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the corporation in connection with the termination of employment) does not exceed 562,359 or

                              (C) shares of Common Stock issued or issuable (I)
            in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering; or

                              (D) securities issued pursuant to the acquisition
            of another business entity or business segment of any such entity by this corporation by merger, purchase of substantially all the assets or organization whereby the corporation will own not less than fifty-one (51%) percent of the voting power of such a business entity or business segment of any such entity; or

                              (E) securities issued (I) to vendors or customers
            or to other persons in similar commercial situations with the corporation or (II) in connection with obtaining lease financing, whether issued to a lessor, guarantor or other person.

                        (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock or Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(i)(G).

                        (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock or Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (e) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                  (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (g) NO IMPAIRMENT. This corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                  (h)   NO FRACTIONAL SHARES AND CERTIFICATE AS TO
ADJUSTMENTS.

                            (i)     No fractional shares shall be issued upon
the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (ii)     Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Series A Preferred Stock or Series B Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of such series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

                  (i) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

                  (k) NOTICES. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

            4.    VOTING RIGHTS.

                  (a) GENERAL VOTING RIGHTS. In addition to the voting rights described in Sections 5 and 6 of this Article III, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  (b) ELECTION OF DIRECTORS. With respect to the election of directors, the holders of Series A Preferred Stock and Series B Preferred Stock, voting separately as a class, shall have the right to elect one (1) director, and the holders of Common Stock and Preferred Stock, voting together as a single class, shall have the right to elect all other directors.

            5. PROTECTIVE PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock and Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred
Stock:

                  (a) authorize, create or issue, or obligate itself to issue (including by reclassification of any outstanding shares), any other equity security, including any other security convertible into or exercisable for any equity security having a preference superior to any series of currently-outstanding Preferred Stock with respect to dividends or upon liquidation; or

                  (b) alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the shares of Series A Preferred Stock or Series B Preferred Stock so as to affect adversely such shares.

            6. ADDITIONAL PROTECTIVE PROVISION. Subject to the rights of series of Preferred Stock which may from time to time come into existence, this corporation shall not:

                  (a) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of without first obtaining the approval (by vote or written consent, as provided by law) (a) for a period of two years following the Purchase Date (the "Protective Period"), by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock and (b) following the Protective Period, by the holders of at least a majority of the then outstanding shares of Preferred Stock.

                  (b) issue during the Series A Ratchet Period any security (I) to vendors or customers or to other persons in similar commercial situations with the corporation or (II) in connection with obtaining lease financing, whether issued to a lessor, guarantor or other person without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

            7. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

            8. REPURCHASE OF SHARES. In connection with repurchases by this Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

      C.    COMMON STOCK.

            1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article III hereof.

            3.    REDEMPTION.  The Common Stock is not redeemable.

            4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE IV

      A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

                                 *     *     *

      THREE: The foregoing amendment has been approved by the Board of Directors of said corporation.

      FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 2,851,500 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.







               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned have executed this certificate on October March 10, 1996.

                                    /s/ Jack Reich, Ph.d.
                                    -------------------------------------------
                                    Jack Reich, President



                                    /s/ Christopher J. Reinhard
                                    -------------------------------------------
                                    Christopher J. Reinhard, Secretary

            The undersigned certify under penalty of perjury that they have read the foregoing Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

            Executed at San Diego, California, on March 10, 1996.

                                    /s/ Jack Reich, Ph.D.
                                    -------------------------------------------
                                    Jack Reich, President



                                    /s/ Christopher J. Reinhard
                                    -------------------------------------------
                                    Christopher J. Reinhard, Secretary

                            CERTIFICATE OF CORRECTION
                                       OF
                AMENDED AND RESTATED ARTICLES OF INCORPORATION

      JACK REICH and CHRISTOPHER J. REINHARD certify that:

      1. They are the president and the secretary, respectively, of COLLATERAL THERAPEUTICS, INC., a California corporation.

      2.    The name of the corporation is COLLATERAL THERAPEUTICS, INC.

      3. The instrument being corrected is entitled "Amended and Restated Articles of Incorporation of COLLATERAL THERAPEUTICS, INC., a California corporation," and said instrument was filed with the Secretary of State of California on March 18, 1996.

      4. Section B(3)(d)(i)(A) of Article III of the Amended and Restated Articles of Incorporation, as corrected, shall read as follows:

            "(i) (a) If the corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the "Series A Purchase Date") and prior to the date which is the earlier of (I) the Series B Purchase Date (as defined below) or (II) eighteen (18) months following the Series A Purchase Date (collectively, the "Series A Ratchet Date"), or (III) the effective date of any termination pursuant to Section 15.2(f) of the Collaboration, License and Royalty Agreement dated as of March 29, 1996 by Schering AG, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock. The period of time from the Series A Purchase Date through the Series A Ratchet Date shall be known as the "Series A Ratchet Period." "

      5. That said Section B(3)(d)(i)(A) of Article III, as corrected, conforms the wording of the amended article to that adopted by the board of directors and shareholders.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE:  March 18, 1996

                                          /s/ Jack Reich, Ph.D.
                                          -----------------------------------
                                          Jack Reich, President



                                          /s/ Christoper J. Reinhard
                                          -----------------------------------
                                          Christopher J. Reinhard, Secretary

                                    EXHIBIT B

                             HOLDERS OF COMMON STOCK




      NAME                                NUMBER OF SHARES OF COMMON STOCK

FOUNDERS
Craig Andrews                                         142,687
Brad Duft                                             110,887
Robert Engler(1)(2)                                   506,688
David Hale                                            139,887
H. Kirk Hammond                                       941,688
Jack Reich                                            706,688
Christopher Reinhard                                  192,688
David Robinson                                        110,887


OTHER SHAREHOLDERS

Sara Alaimo                                             1,400
                                                    ---------
Total                                               2,853,500
                                                    =========






--------
(1) Robert Engler's shares are held by the Robert L. Engler Separate Property Trust.

(2) Robert Engler has indicated that 25,000 of his shares have been transferred to his son Matthew Lawrence Engler and 25,000 of his shares have been transferred to his son Eric Hershel Engler.

                             SCHEDULE OF EXCEPTIONS
                           TO STOCK PURCHASE AGREEMENT


      THE FOLLOWING MATTERS ARE EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES OF COLLATERAL THERAPEUTICS, INC., A CALIFORNIA CORPORATION (THE "COMPANY"), AS SET FORTH IN THE PREFERRED STOCK PURCHASE AGREEMENT (THE "AGREEMENT"). THE SECTION NUMBERS IN THIS SCHEDULE OF EXCEPTIONS CORRESPOND TO THE SECTION NUMBERS IN THE AGREEMENT; HOWEVER, ANY INFORMATION DISCLOSED HEREIN UNDER ANY SECTION NUMBER SHALL BE DEEMED TO BE DISCLOSED AND INCORPORATED INTO ANY OTHER SECTION NUMBER UNDER THE AGREEMENT WHERE SUCH DISCLOSURE WOULD OTHERWISE BE APPROPRIATE. WHERE THE TERMS OF A CONTRACT OR OTHER DISCLOSURE ITEM HAVE BEEN SUMMARIZED OR DESCRIBED IN THIS SCHEDULE OF EXCEPTIONS, SUCH SUMMARY OR DESCRIPTION DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE MATERIAL TERMS OF SUCH CONTRACT OR OTHER ITEM. ANY TERMS DEFINED IN THE AGREEMENT SHALL HAVE THE SAME MEANING WHEN USED IN THIS SCHEDULE OF EXCEPTIONS AS WHEN USED IN THE AGREEMENT UNLESS THE CONTEXT OTHERWISE REQUIRES.

      NOTHING HEREIN CONSTITUTES AN ADMISSION OF ANY LIABILITY OR OBLIGATION ON THE PART OF THE COMPANY NOR AN ADMISSION AGAINST THE COMPANY'S INTEREST. THE INCLUSION OF ANY SCHEDULE HEREIN OR ANY EXHIBIT HERETO SHOULD NOT BE INTERPRETED AS INDICATING THAT THE COMPANY HAS DETERMINED THAT SUCH AN AGREEMENT OR OTHER MATTER IS NECESSARILY MATERIAL TO THE COMPANY. THE INVESTORS ACKNOWLEDGE THAT CERTAIN INFORMATION CONTAINED IN THESE SCHEDULES MAY CONSTITUTE MATERIAL CONFIDENTIAL INFORMATION RELATING TO THE COMPANY WHICH MAY NOT BE USED FOR ANY PURPOSE OTHER THAN THAT CONTEMPLATED IN THE AGREEMENT.

2.5   CAPITALIZATION AND VOTING RIGHTS.

      Reference is made to Sections 2.7(c) and (d) below.

2.7   CONTRACTS AND OTHER COMMITMENTS.

      (a)   Reference is made to Section 2.16 below.

      (b) The Company is a party to that certain Security Agreement between the Company and the Investor dated August 16, 1995.

      (c) The Company has issued and sold 2,744,800 shares of Common Stock to certain officers, directors and employees of the Company pursuant to certain Restricted Stock Purchase Agreements, under which the Company has a right of first refusal to purchase such shares. Pursuant to such Restricted Stock Purchase Agreements, 1,372,400 shares have a vesting start date of August 9, 1995 and vest monthly in equal installments for thirty-six (36) months thereafter, with immediate vesting upon death or disability.
            With respect to the unvested shares, the Company has, in addition to its right of first refusal, a repurchase right under certain circumstances. The remainder of the shares were fully vested upon issuance.

      (d) The Company has issued and sold 108,700 shares of Common Stock to certain employees, consultants and outside advisors of the Company pursuant to certain Stock Purchase Agreements, under which the Company has a right of first refusal with respect to such shares.

      (e) The Company entered into consulting agreements with Drs. Robert Engler and H. Kirk Hammond on October 1, 1995. Such agreements are to be effective only upon the Company's completion of an initial capital funding of at least $2,000,000 within 220 days of October 1, 1995. Drs. Engler and Hammond each received restricted shares of Common Stock in connection with their consulting agreements. See Section 2.7(d) above. Dr. Hammond currently has an employment contract with The Regents of the University of California (the "University") and his primary responsibility is to the University. University employees are restricted as the amount of time they may devote to providing consulting services to outside companies.

      (f) The Company is a party to that certain Exclusive License Agreement between the Company and the University dated September 27, 1995 (the "UC Agreement"), a copy of which was previously provided to the Investor.

      (g) Effective November 27, 1995, the Company entered into a certain agreement (the "Veterans Agreement") with the Veterans Medical Research Foundation (the "Foundation"), under which the Foundation provides certain research services for up to twenty-four (24) months. Amounts payable under the Veterans Agreement aggregate $224,000 per year. Due to financial constraints and based on subsequent negotiations with the Foundation, the Company has suspended payments payable thereunder pending the First Closing.

      (h) On June 15, 1995, the Company entered into a certain Sublease Agreement with Gensia, Inc. ("Gensia") for up to 4431 square feet located at 9360 Towne Centre Drive, San Diego, California. The term of the sublease expires on December 31, 1996. Due to financial constraints, the Company has suspended monthly lease payments to Gensia and, based on negotiations with Gensia, the Company has deferred the payment of rent pending the First Closing. Rent payable to Gensia totalled approximately $28,000 as of March 31, 1996.

      (i) The Company has outstanding obligations consisting of legal expenses deferred and unpaid salaries payable to certain employees, consultants and advisors for services provided through March 31, 1996.

      (j) The Company intends to enter into the Collaboration Agreement in connection with the First Closing.

2.8   RELATED PARTY TRANSACTIONS.

      (a) Mr. Andrews, a member of Brobeck, Phleger & Harrison LLP, is a member of the Company's Board of Directors and a holder of 142,687 shares of the Company's Common Stock.

      (b) David Hale, a member of the Company's Board of Directors and a holder of 139,887 shares of the Company's Common Stock, is Chief Executive Officer of Gensia, which is the landlord for the Company's executive offices. Reference is made to Section 2.7(h) above.

2.10  PERMITS.

      The Company was incorporated April 3, 1995 and has conducted no business to date other than the execution of the UC Agreement, the Veterans Agreement, consulting agreements and other start-up and initial financing activities. The Company has obtained no franchises, permits, licenses and similar authority necessary for the conduct of its business as planned to be conducted.

2.11  COMPLIANCE WITH OTHER INSTRUMENTS.

      Reference is made to Sections 2.7(g), (h) and (i) above.

2.16  FINANCIAL STATEMENTS.

      (a) The Company has borrowed money from the Investor in the aggregate amount of $500,000, evidenced by those certain Secured Promissory Notes dated as of August 16, 1995 and October 12, 1995 (the "Notes"). The Notes are due and payable on demand by the Investor on or after December 31, 1996. The amounts owing under the Notes shall be forgiven for a reduction in a milestone payment outlined in the Collaboration Agreement.

      (b)   Reference is made to Section 2.7(b) above.

      (c) The Financial Statements provided to Investor are unaudited and subject to to review by Ernst & Young LLP, the Company's independent auditors.

2.19  PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS.

      The Company will use its best efforts to ensure that each employee and officer of the Company has executed a Proprietary Information and Inventions Agreement immediately following the First Closing.

2.20  TAX RETURNS, PAYMENTS AND ELECTIONS.

      The Company has filed a Form 7004 application with the Internal Revenue Service to receive an automatic extension of the time to file its 1995 income tax return.

2.21  SECTION 83(B) ELECTIONS.

      Each of the holders of Common Stock has filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax law.

                          COLLATERAL THERAPEUTICS, INC.
                  SCHEDULE OF EXCEPTIONS, DATED JUNE 10, 1997
                      STOCK PURCHASE AGREEMENT, DATED AS OF
                 MAY 7.1996 IN CONNECTION WITH SECOND CLOSING

      THE FOLLOWING MATTERS ARE EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES OF COLLATERAL THERAPEUTICS, INC., A CALIFORNIA CORPORATION (THE "COMPANY"), AS SET FORTH IN THE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF MAY 7, 1996 (THE "AGREEMENT"), AS OF JUNE 10, 1997. THE SECTION NUMBERS IN THIS SCHEDULE OF EXCEPTIONS CORRESPOND TO THE SECTION NUMBERS IN THE AGREEMENT; HOWEVER, ANY INFORMATION DISCLOSED HEREIN UNDER ANY SECTION NUMBER SHALL BE DEEMED TO BE DISCLOSED AND INCORPORATED INTO ANY OTHER SECTION NUMBER UNDER THE AGREEMENT WHERE SUCH DISCLOSURE WOULD OTHERWISE BE APPROPRIATE. WHERE THE TERMS OF A CONTRACT OR OTHER DISCLOSURE ITEM HAVE BEEN SUMMARIZED OR DESCRIBED IN THIS SCHEDULE OF EXCEPTFONS, SUCH SUMMARY OR DESCRIPTION DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE MATERIAL TERMS OF SUCH CONTRACT OR OTHER ITEM. ANY TERMS DEFINED IN THE AGREEMENT SHALL HAVE THE SAME MEANING WHEN USED IN THIS SCHEDULE OF EXCEPTIONS AS WHEN USED IN THE AGREEMENT UNLESS THE CONTEXT OTHERWISE REQUIRES.

      NOTHING HEREIN CONSTITUTES AN ADMISSION OF ANY LIABILITY OR OBLIGATION ON THE PART OF THE COMPANY NOR AN ADMISSION AGAINST THE COMPANY'S INTEREST. THE INCLUSION OF ANY SCHEDULE HEREIN OR ANY EXHIBIT HERETO SHOULD NOT BE INTERPRETED AS INDICATING THAT THE COMPANY HAS DETERMINED THAT SUCH AN AGREEMENT OR OTHER MATTER IS NECESSARILY MATERIAL TO THE COMPANY. THE INVESTORS ACKNOWLEDGE THAT CERTAIN INFORMATION CONTAINED IN THESE SCHEDULES MAY CONSTITUTE MATERIAL CONFIDENTIAL INFORMATION RELATING TO THE COMPANY WHICH MAY NOT BE USED FOR ANY PURPOSE OTHER THAN THAT CONTEMPLATED IN THE AGREEMENT.

SECTION 2.5. CAPITALIZATION AND VOTING RIGHTS. As of June 10, 1997 there were 3,103,500 shares of Common Stock issued and outstanding and 374,532 shares of Series A Preferred Stock issued and outstanding. In addition, as of June 10, 1997 stock options to purchase up to 312,500 shares of Common Stock were outstanding, and the weighted average purchase price of such stock options was $0.3407 per share. Since the inception of the Company, stock options covering the purchase of up to 562,500 shares of Common Stock have been issued, of which stock options to purchase up to 497,500 shares of Common Stock have been issued pursuant to the Company's 1995 Stock Option/Stock Issuance Plan (hereafter the "Stock Plan"). As of June 10, 1997, the Company's Board of Directors has authorized the issuance of up to 708,859 shares of Common Stock pursuant to the Stock Plan. As of June 10, 1997, 211,359 shares of Common Stock were available for future award under the Stock Plan.


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                                                 COLLATERAL THERAPEUTICS, INC.
                                                        SCHEDULE OF EXCEPTIONS
                                                                   PAGE 2 OF 8

SECTION 2.7. CONTRACTS AND OTHER COMMITMENTS. Set forth below is a summary of all contracts and commitments of the Company as of the date hereof greater than $50,000:

      PRIVATE PLACEMENT EQUITY OFFERING. The Company has entered into negotiations with the Welcome Trust Limited and Mr. Jerry Benjamin with respect to the sale of up to 387,500 shares of Common Stock to raise $3,100,000 to support the Company's research programs and corporate development activities.

      COLLABORATION, LICENSE AND ROYALTY AGREEMENT WITH SCHERING AG - GENE THERAPY TO PROMOTE ANGIOGENESIS. On May 6, 1996, the Company entered into a strategic alliance with Schering AG pursuant to the Collaboration, License and Royalty Agreement covering the development and commercialization of gene therapy products to promote anglogenesis.

      UNIVERSITY OF CALIFORNIA LICENSE AGREEMENT - ANAIOAENESIS GENE Therapy. On September 27, 1995, the Company entered into a worldwide exclusive license agreement with the Regents of the University of California for certain technology relating to a patent application filed by the University of California relating to angiogenesis gene therapy, based on scientific discovery research conducted at the laboratory of Dr. H. Kirk Hammond at the Veterans' Affairs Medical Center and the Department of Medicine of the University of California, San Diego. This agreement provides the Company with exclusive rights to develop and commercialize technology covered by patent applications that have been filed in the United States and in foreign countries. Pursuant to such agreement, the Company has, agreed to pay the University of California a license fee totalling $550,000 payable in *** installments over a *** and to pay the University of California an annual royalty fee of *** based on net sales of products covered by such patents. Under the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by the patent application thereunder, and pay certain minimum annual royalty payments following successful commercial development of a product. As of June 10, 1997, the Company has paid a total of $75,000 pursuant to the terms of this agreement.

      UNIVERSITY OF CALIFORNIA LICENSE AGREEMENT - GENE THERAPY FOR CONGESTIVE HEART FAILURE. On January 22, 1997, the Company entered into an exclusive worldwide license agreement with the Regents of the University of California for certain technology relating to a patent application filed by the University of California relating to a gene therapy approach for congestive heart failure based on myocardial adrenergic responsiveness, which resulted from scientific discovery research conducted at the laboratory of Dr. H. Kirk



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                                                 COLLATERAL THERAPEUTICS, INC.
                                                        SCHEDULE OF EXCEPTIONS
                                                                   PAGE 3 OF 8

      Hammond at the *** and the Department of Medicine of the University of California, San Diego. This agreement provides the Company with exclusive rights to develop and commercialize technology covered by patent applications that have been filed in the United States and in foreign countries. Pursuant to such agreement, the Company has agreed to pay the University of California a license fee totalling $650,000 payable in *** installments over a *** and to pay the University of California an annual royalty fee of *** based on net sales of products covered by such patents. Under the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by patent applications thereunder, and pay certain minimum annual royalty payments following successful commercial development of a product.
      As of June 10, 1997, the Company has paid a total of $100,000 pursuant to the terms of this agreement.

      UNIVERSITY OF CALIFORNIA LICENSE AGREEMENT - ANGIOGENIC GENE THERAPY for CONGESTIVE HEART FAILURE. The Company entered into a letter agreement with The Regents of the University of California to exclusively negotiate an exclusive worldwide license to develop and commercialize certain technology relating to gene angiogenic gene therapy for heart failure, based on scientific discovery research conducted at the laboratory of Dr. H. Kirk Hammond at the *** *** and the Department of Medicine of the University of California, San Diego. Based on the terms and conditions of the proposed agreement, the Company will have exclusive rights to develop and commercialize technology covered by patent applications that have been filed in the United States and in foreign countries. Pursuant to such proposed agreement, the Company has agreed to pay the University of California a license fee totalling $325,000 payable in *** installments over a *** and to pay the University of California an annual royalty fee of *** based on net sales of products covered by such patents. Under the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by patent applications thereunder, and pay certain minimum annual royalty payments following successful commercial development of a product. Final draft agreements have been circulated between the parties and the Company believes that this agreement will be finalized within the next sixty (60) days.

      NEW YORK UNIVERSITY LICENSE AGREEMENT - USE OF FIBROBLAST GROWTH FACTOR 4 FOR GENE THERAPY FOR CORONARY ARTERY DISEASE, CONGESTIVE HEART FAILURE AND PERIPHERAL VASCULAR DISEASE. On March 24, 1997, the Company has entered into an exclusive worldwide license agreement with New York University for the use of certain technology relating to issued patents and



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                                                 COLLATERAL THERAPEUTICS, INC.
                                                        SCHEDULE OF EXCEPTIONS
                                                                   PAGE 4 OF 8

      patent applications owned by New York University covering the Company's use of Fibroblast Growth Factor 4 (hereafter "FGF-4") for gene therapy products developed and commercialized by the Company, or its licensees, for the treatment of coronary artery disease, congestive heart failure and peripheral vascular disease. This agreement provides the Company with exclusive rights to develop and commercialize technology covered by patents that have been filed in the United States and in foreign countries. Pursuant to such agreement, the Company has agreed to pay
      New York University (i) an initial license fee of *** ; (ii) an annual license fee of *** until first commercial sale of a product pursuant to the Agreement; (iii) milestone payments of $1,750,000 payable in *** installments based on the Company's successful achievement of certain
      *** benchmarks, for each product developed thereunder; (iv) three-year research funding totalling $600,000 payable in six, semi-annual installments to support Company directed research activities focused on the development of the Company's core technology; and (v) an annual royalty fee of *** based on net sales of products covered by such patents. Under the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by patents thereunder, and pay certain minimum annual royalty payments following successful commercial development of a product. As of June 10, 1997, the Company has paid license fees totaling $100,000 and research funding totalling $100,000 pursuant to the terms of this agreement.

      AMRAD OPERATIONS PTY LTD. AND LUDWIG INSTITUTE FOR CANCER RESEARCH LICENSE AGREEMENT - USE OF VASCULAR ENDOTHELIAL GROWTH FACTOR B GENES FOR GENE THERAPY FOR CORONARY ARTERY DISEASE, CONGESTIVE HEART FAILURE AND PERIPHERAL VASCULAR DISEASE. On March 25, 1997, the Company has entered into an exclusive worldwide license agreement with AMRAD Operations Pty Ltd and the Ludwig Institute for Cancer Research (hereafter "AMRAD/Ludwig") covering the use of certain technology relating to patent applications filed by AMRAD/Ludwig covering the Company's use of Vascular Endothelial Growth Factor B (hereafter "VEGF-B") for gene therapy products developed and commercialized by the Company, or its licensees, for the treatment of coronary artery disease, congestive heart failure and peripheral vascular disease. This agreement provides the Company with exclusive rights to develop and commercialize technology covered by patents that have been filed in the United States and in foreign countries. Pursuant to such agreement, the Company has agreed to pay AMRAD/Ludwig (i) license fees totalling $1,150,000 payable in three (3) installments during the period from March 25, 1997 to October 30, 1997;
      (ii) a $1,000,000 license fee upon the earlier of the effective date of an initial public offering involving the sale of the Company's equity securities or eighteen (18) months from the effective date of the agreement; (III) milestone



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                                                 COLLATERAL THERAPEUTICS, INC.
                                                        SCHEDULE OF EXCEPTIONS
                                                                   PAGE 5 OF 8

      payments totalling up to $4,750,000, based on the Company's successful achievement of certain product development benchmarks; (iv) an additional $1,000,000 payment for each product developed beyond the initial product for a medical indication; and (v) an annual royalty fee *** on net sales of products covered by such patents issued thereunder. Pursuant to the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by patents thereunder, and pay certain minimum annual royalty payments following successful commercial development of a product. As of June 10, 1997, the Company has paid a total of $250,000 pursuant to the terms of this agreement.

      DIMOTECH LTD. AND TECHNION RESEARCH & DEVELOPMENT FOUNDATION LICENSE AGREEMENT - USE OF VASCULAR ENDOTHELIAL GROWTH FACTOR GENE FOR GENE THERAPY CARDIOVASCULAR DISEASE. On October 17, 1996, the Company entered into an exclusive worldwide license agreement with Dimotech Ltd. and the Technion Research and Development Foundation located at the Gurtwith Science Based Industrial Center in Haifa, Israel (hereafter "Technion") relating to a patent application filed by Technion covering the Company's use of a novel vascular endothelial growth factor (hereafter "VEGF/CTIO1") for gene therapy products developed and commercialized by the Company, or its licensees, for the treatment of cardiovascular disease. This agreement provides the Company with exclusive rights to develop and commercialize technology covered by patents that have been filed in the United States and in foreign countries. Pursuant to such agreement, the Company has agreed to pay Technion (i) license fees totalling $466,000 payable in *** installments based on the Company's successful achievement of certain *** benchmarks; and (ii) an annual royalty fee of *** based on net sales of products covered by patents. Under the terms of this agreement, the Company is required to satisfy certain due diligence provisions with respect to the timely development and commercialization of products covered by patents thereunder, and pay certain minimum annual royalty payments following successful commercial development of a product. As of June 10, 1997, the Company has paid a total of $16,000 pursuant to the terms of this agreement.

      VETERANS' MEDICAL RESEARCH FOUNDATION. On November 13, 1996, the Company entered into an agreement with the Veterans' Medical Research Foundation (the "Medical Research Foundation') which operates at the Veterans' Affairs Medical Center covering certain research studies directed at the Company's core technology. Under the terms and conditions of this agreement, Dr. H. Kirk Hammond, a shareholder and executive officer of the Company, serves as the investigator for such studies. The agreement



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                                                 COLLATERAL THERAPEUTICS, INC.
                                                        SCHEDULE OF EXCEPTIONS
                                                                   PAGE 6 OF 8

      covers a one year term; however, this term may be extended by mutual consent of both parties. In consideration for such services, the Company has agreed to pay the Medical Research Foundation a primary monthly fee of $20,000, payable in monthly installments (including certain administrative overhead charges), plus a supplemental payment, payable monthly, for additional amounts expended by the Medical Research Foundation for Company-directed research activities (including certain administrative overhead charges).

      UNIVERSITY OF WASHINGTON DISCOVERY RESEARCH AGREEMENT - MUSCLE DIFFERENTIATION DURING REPAIR OF MYOCARDIAL NECROSIS THROUGH GENE THERAPY WITH THE MYOD GENE. On April 30, 1997, the Company has entered into an agreement with the University of Washington, Seattle, School of Medicine, Department of Pathology, for the University of Washington to conduct Company-directed discovery research into the study of muscle differentiation during repair of myocardial necrosis, resulting from a myocardial infarction, through gene therapy using the MyoD gene, under the direction of Dr. Charles Murry, M.D., Ph.D. Pursuant to the terms of this agreement, the Company has agreed to provide the University of Washington with research funding totalling up to $119,998. Under this agreement, the Company has a right of first negotiation for the Company to enter an agreement with the University of Washington to exclusively license all technology that may result from such research. As of June 10, 1997, the Company has paid $59,999.

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      CORPORATE OFFICE REAL ESTATE LEASE. On July 17, 1995, the Company entered into a real estate sublease agreement with Gensia, Inc. covering office space located at 9360 Towne Centre Drive, San Diego, California, which currently serves as the Company's corporate office. The sublease covered by this agreement will expire on December 31, 1997. The Company has an option to extend the term of such sublease for an additional year to expire as of December 31, 1998. Rent payable to Gensia, Inc. for the remainder of the



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                                                 COLLATERAL THERAPEUTICS, INC.
                                                        SCHEDULE OF EXCEPTIONS
                                                                   PAGE 7 OF 8

      lease covering the current lease period (June 1, 1997 to December 31, 1997) totals $52,836.

      RESEARCH LABORATORY REAL ESTATE LEASE. On June 9, 1997, the Company submitted a term sheet covering a proposal to lease an 11,200 square foot research facility located at 11045 Roselle Street, San Diego, California. The major terms and conditions of such lease as proposed by the Company to the landlord are as follows: (i) annual base rent: $207,000, with a 3.5% annual rent escalation; (ii) annual operating charges: $30,360; (iii) tenant improvement allowance: $240,000; (iv) lease term three (3) years. There can be no assurance that the Company will agree on final terms and enter into a lease agreement covering such research facility. The Company awaits approval of such proposal or counter-proposal covering such lease. If this facility is leased, the Company estimates that it will invest up to $1,500,000 for leasehold improvements, equipment and other related start-up expenses to develop this lease space as a fully-operational research facility.

      CONTRACT RESEARCH SERVICES. On March 17, 1997, the Company entered into an agreement with HTI Bio-Services, Inc. (hereafter "HTI") for HTI to conduct certain contract research services. For such services the Company agreed to pay HTI $99,400. As of June 10, 1997, the unpaid balance payable to HTI by the Company for such services totalled $19,880.

      CONSULTING AGREEMENTS. The Company has entered into consulting agreements with five (5) individuals who have been appointed as members of the Company's Scientific Advisory Board and with twelve (12) other individuals, as set forth in the schedule attached hereto.

      NOTES PAYABLE AND SECURITY AGREEMENT. In 1995, the Company entered into two Promissory Notes with Schering Berlin Venture Corporation ("Payor") totalling $500,000 to fund operations. The Notes were each amended and restated as of May 16, 1996. Since there has been an Acceptance of a Qualified Gene, the Notes are due on Payor's demand on or after June 30, 1999 and bear interest at 1% below the prime rate. These Notes are secured by all of the assets of the Company pursuant to a Security Agreement dated August 16, 1995.

SECTION 2.8 RELATED PARTY TRANSACTIONS. Mr. Craig Andrews, a member of Brobeck, Phleger & Harrison LLP (hereinafter "Brobeck") is a member of the Company's Board of Directors and a holder of 142,687 shares of Common Stock. During 1996, the Company paid Brobeck $148,974 and $19,272 for legal services for 1996 and 1997, respectively. In addition, Mr. David Hale, a member of the Company's Board Directors and a holder of 139,887 shares of Common Stock is Chief Executive Officer of Gensia, Inc., which is the landlord of the Company's executive office. During 1996, the Company paid Gensia, Inc. rent of $98,496 and $46,586 for 1996 and 1997, respectively.

                                                 COLLATERAL THERAPEUTICS, INC.
                                                        SCHEDULE OF EXCEPTIONS
                                                                   PAGE 8 OF 8

SECTION 2.16 FINANCIAL STATEMENTS. The Company has delivered to the Investor audited financial statements (balance sheet, profit and loss statement, statement of shareholders' equity and statement of changes of financial position, including notes thereto) at December 31, 1997, as prepared by Ernst & Young, the Company's independent public accountants. In addition, the Company has provided the Investor with unaudited financial statements, (balance sheet, profit and loss statement, statement of shareholders' equity and statement of changes of financial position) for the period from January 1, 1997 to May 30, 1997. Reference is made to Section 2.7 disclosure under the caption "Notes Payable and Security" above.

                                    -8-